Exhibit 99(D)

February 23, 2005

MANAGEMENT’S REPORT ON INTERNAL CONTROL AND COMPLIANCE WITH MINIMUM SERVICING STANDARDS

The management of Discover Bank (the “Bank”) is responsible for establishing and maintaining effective internal control over financial reporting and complying with the minimum servicing standards required of the Bank under Sections 3.03, 4.03, 4.04, 4.05, and 8.07 of the Amended and Restated Pooling and Servicing Agreement, dated as of November 3, 2004 between the Bank and U.S. Bank National Association as Trustee for the Discover Card Master Trust I; and as supplemented by Sections 9, 13 and 14 of the Series Supplements, dated April 19, 1995; February 21, and April 30, 1996; October 23, 1997; June 12, 1998; June 15 and December 14, 1999; January 27, March 14, May 10, May 22, June 6, June 19, June 20, and December 19, 2000; January 4, January 16, March 15, April 17, May 24, and July 24, 2001; January 23, April 25, May 29, October 17, and December 11, 2002; January 22, February 18, March 25, and December 30, 2003; November 3, 2004, respectively, as amended (collectively, the “Pooling and Servicing Agreement,”, see Appendix), relating to the assets of the Discover Card Master Trust I, Series: 1995-1, 1996-3, 1996-4, 1997-3, 1998-5, 1999-5, 1999-6, 2000-1, 2000-2, 2000-4, 2000-A, 2000-5, 2000-6, 2000-7, 2000-9, 2001-1, 2001-2, 2001-3, 2001-4, 2001-5, 2001-6, 2002-1, 2002-2, 2002-3, 2002-4, 2002-5, 2003-1 (including Subseries 1, Subseries 2, and Subseries 3), 2003-2, 2003-3, 2003-4 (including Subseries 1 and Subseries 2), and 2004-1, respectively (the “Trust”). The internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to the servicing and financial reporting procedures provided by the Bank. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management has assessed the Bank’s internal control over financial reporting relating to the servicing procedures provided by the Bank under the relevant sections of the Pooling and Servicing Agreement as of November 30, 2004. The assessment was based on criteria for effective internal control over financial reporting described in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s assessment, the Bank maintained effective internal control over financial reporting relating to the servicing and financial reporting procedures provided by the Bank to prevent and detect misstatements due to error or fraud in amounts that would be material to the assets of the Trust under the relevant sections of the Pooling and Servicing Agreement as of November 30, 2004.

As of and for the year ended November 30, 2004, the Bank has complied, in all material respects, with the Bank’s established minimum servicing standards for the Trust as set forth in Sections 3.03, 4.03, 4.04, 4.05, and 8.07 of the Pooling and Servicing Agreement,

and supplemented by Sections 9, 13 and 14 of the Series Supplements as described above.

Signed,

/s/Kathy M. Roberts

Kathy M. Roberts
President

/s/Michael F. Rickert

Michael F. Rickert
Vice President, Chief Accounting
Officer and Treasurer

/s/Patricia S. Hall

Patricia S. Hall
Assistant Vice President, Assistant
Treasurer and Assistant Secretary

APPENDIX

The Amended and Restated Pooling and Servicing Agreement for Discover Card Master Trust I can be found in the following public filing with the Securities and Exchange Commission of the United States of America.

Amended and Restated Pooling and Servicing Agreement between Discover Bank as Master Servicer, Servicer and Seller and U.S. Bank National Association, as Trustee, dated as of November 3, 2004, filed on Form 8-K dated October 29, 2004.

The Series Supplements which supplement the minimum servicing standards set forth in the Pooling and Servicing Agreement of the Discover Card Master Trust I can be found in the following public filings on Form 8-K with the Securities and Exchange Commission of the United States of America.

Series	Series Supplement Date	8-K Filing Date	Exhibit Number
1995-1	4/19/95	5/2/95	4.1
1996-3	2/21/96	2/22/96	4.1
1996-4	4/30/96	5/1/96	4.1
1997-3	10/23/97	10/24/97	4.1
1998-5	6/12/98	N/A	4.1
1999-5	6/15/99	6/16/99	4.1
1999-6	12/14/99	12/16/99	4.1
2000-1	1/27/00	2/22/00	4.1
2000-2	3/14/00	3/22/00	4.1
2000-4	5/10/00	5/15/00	4.1
2000-A	5/22/00	N/A	4.1
2000-5	6/6/00	6/7/00	4.1
2000-6	6/19/00	6/21/00	4.1
2000-7	6/20/00	6/21/00	4.1
2000-9	12/19/00	12/22/00	4.1
2001-1	1/4/01	1/9/01	4.1
2001-2	1/16/01	1/18/01	4.1
2001-3	3/15/01	3/16/01	4.1
2001-4	4/17/01	4/17/01	4.1
2001-5	5/24/01	5/25/01	4.1
2001-6	7/24/01	7/30/01	4.1
2002-1	1/23/02	1/24/02	4.1
2002-2	4/25/02	4/26/02	4.1
2002-3	5/29/02	5/30/02	4.1
2002-4	10/17/02	10/18/02	4.1
2002-5	12/11/02	12/12/02	4.1
2003-1	1/22/03	1/23/03	4.1
2003-2	2/18/03	2/18/03	4.1
2003-3	3/25/03	3/27/03	4.1
2003-4	12/30/03	1/5/04	4.1
2004-1	11/3/04	10/29/04	4.1